Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Net Loss Declines as Operating Expenses

Decrease by 58% in Third Quarter 2008

Zevalin® on Track for Break-Even in 2008

November 7, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) reported financial results for the quarter ended September 30, 2008. Total revenues for the quarter were $2.6 million compared to $20,000 for the third quarter of 2007 due primarily to sales of Zevalin® (Ibritumomab Tiuxetan), a commercial radiopharmaceutical that CTI acquired in December 2007. Net product sales of Zevalin totaled $2.6 million in the third quarter of 2008. The Company also reported a significant decrease in operating expenses compared to the same period in 2007.

“We continue to make significant progress on the commercial front with the submission for a label expansion of Zevalin in September and our plan to report top-line results from the pixantrone pivotal trial in November, which if positive, would lead to us submitting an NDA in 2009,” said James A. Bianco, M.D., CEO of CTI. “Importantly, we have made this progress while keeping in line with our strategy of reducing our expenses. Our net cash used for operating activities in the third quarter averaged approximately $5.75 million per month, a decrease of 27% from last quarter, and we are on target to reach our goal of $4.5 million per month in ongoing operating expenses in 2009.”

Recent Highlights

•

Submitted supplemental Biologics License Application to the U.S. Food and Drug Administration (FDA) in September for use of Zevalin as consolidation therapy after remission induction in previously untreated patients with follicular non-Hodgkin’s lymphoma based on First-line Indolent Trial data.

•

Announced that CTI has closed the data set for preliminary analysis of the primary endpoint in the phase III EXTEND (PIX301) trial of pixantrone (BBR2278) for patients with relapsed diffuse large B cell non-Hodgkin’s lymphoma (NHL) and anticipates reporting top-line results in November.

•

Announced that Christina Waters, Ph.D. most recently President and COO of Tyr Pharma and formerly Director of Scientific Development at Genomics Institute of the Novartis Research Foundation, has been named President of CTI Europe and CTI’s Systems Medicine subsidiary.

www.CellTherapeutics.com.

Page 2 of 4	CTI 3Q08 Financials

Total operating expenses decreased $28.5 million, or 58 percent, to $20.5 million for the quarter ended September 30, 2008 compared to $49.0 million for the same period in 2007 mainly as a result of decreased research and development expenses in the third quarter of 2008 and a one-time non-cash charge for the acquisition of Systems Medicine recorded in the third quarter of 2007. Research and development costs decreased $7.2 million, or 39 percent, to $11.3 million for the current quarter compared to $18.6 million for the same period in 2007 as the result of our cost reduction initiatives and expenses related to our clinical trial programs. Net loss attributable to common shareholders decreased to $47.6 million ($2.83 per share) for the quarter ended September 30, 2008, compared to $52.6 million ($10.91 per share) for the comparable period in 2007.

The Company had approximately $11.7 million in cash and cash equivalents, securities available-for-sale, and interest receivable as of September 30, 2008. This does not include $29.4 million in restricted cash held in escrow for future make-whole and interest payments on our 9%, 15%, 15.5% and 18.33% convertible senior notes. It also does not include net proceeds, before fees and expenses, of approximately $7.5 million from the purchase of 9.66% Convertible Senior Notes due 2011 by a single investor in October 2008. Even with this additional financing, the Company will need to raise additional capital this year and is exploring alternatives to do so, which may include potential partnerships or joint ventures, public or private equity financings, debt financings or restructurings, dispositions of assets or through other means in order to fund its continued operations.

Conference Call Information

On Friday, November 7, 2008, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific members of Cell Therapeutics, Inc.’s (CTI) (NASDAQ and MTA: CTIC) management team will host a quarterly conference call to discuss the Company’s 2008 third quarter achievements and financial results.

Conference Call Numbers

Friday, November 7

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-835-3299 (US Participants)

1-303-262-2078 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-405-2236 (US Participants)

1-303-590-3000 (International)

Passcode: 11121525#

Live audio webcast at www.celltherapeutics.com will be archived for post listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

www.CellTherapeutics.com.

Page 3 of 4	CTI 3Q08 Financials

This press release includes forward-looking statements about our commercial progress, potential regulatory filings, expected timing of clinical trial results as well as efforts to reduce operating expenses, that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future sales of Zevalin,including the risk that the data from the FIT trial may not prove adequate to support an approval of an sBLA for label expansion of that products, the preliminary results we expect to report on our phase III pivotal trial of pixantrone later this month may not be positive, our ability to continue to reduce our operating expenses, the Company’s ability to continue to raise capital as needed to fund its operations, the outcome of our pending hearing before a Nasdaq Listing Qualifications Panel as a result of our continued non-compliance with Nasdaq’s quantitative requirements to remain listed, the development of OPAXIO, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with OPAXIO, pixantrone, and brostallicin in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling Zevalin, OPAXIO, pixantrone, and brostallicin, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: media@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com.

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$2,580	$—	$8,824	$—
License and contract revenue	20	20	60	60

Total revenues	2,600	20	8,884	60

Operating expenses:
Cost of product sold	692	—	2,349	—
Research and development	11,326	18,566	43,038	50,368
Selling, general and administrative	7,834	8,874	30,526	24,594
Amortization of purchased intangibles	606	219	1,540	638
Acquired in- process research and development	—	21,343	36	21,343

Total operating expenses	20,458	49,002	77,489	96,943

Loss from operations	(17,858)	(48,982)	(68,605)	(96,883)
Other income (expense):
Investment and other income, net	146	626	499	2,067
Interest expense	(2,575)	(2,127)	(6,955)	(6,146)
Amortization of debt discount and issuance costs	(11,113)	(336)	(52,259)	(3,911)
Foreign exchange gain	3,070	2,308	909	3,142
Make-whole interest expense	(19,135)	—	(52,512)	(2,310)
Gain on derivative liabilities, net	12,915	4	56,092	3,618
Loss on exchange of convertible notes	(10,272)	—	(15,880)	—
Write-off of financing arrangement costs	—	—	(2,361)	—
Settlement expense	(799)	—	(799)	(160)

Loss before minority interest	(45,621)	(48,507)	(141,871)	(100,583)
Minority interest in net loss of subsidiary	32	36	95	36

Net loss	(45,589)	(48,471)	(141,776)	(100,547)
Preferred stock beneficial conversion feature	—	(3,918)	(1,067)	(8,301)
Preferred stock dividends	(106)	(214)	(574)	(395)
Deemed dividends on conversion of preferred stock	(1,951)	—	(18,149)	—

Net loss attributable to common shareholders	$(47,646)	$(52,603)	$(161,566)	$(109,243)

Basic and diluted net loss per common share	$(2.83)	$(10.91)	$(13.68)	$(25.48)

Shares used in calculation of basic and diluted net loss per common share (1)	16,812	4,820	11,807	4,287

Balance Sheet Data:	(amounts in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$11,739	$18,392
Restricted cash	29,441	—
Working capital	7,625	(30,909)
Total assets	93,746	73,513
Convertible debt	169,463	137,396
Accumulated deficit	(1,270,979)	(1,109,413)
Shareholders’ deficit	(133,380)	(134,125)

(1)	Amounts reflect a one-for-ten reverse stock split of our common stock effective August 31, 2008.